Exhibit (a.29)

FRONTEGRA FUNDS, INC.

Articles of Amendment

Frontegra Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  All of the issued and unissued shares of Common Stock of the Corporation currently designated as shares of the Frontegra SAM Global Equity Fund are hereby redesignated as shares of Common Stock of the Frontegra RobecoSAM Global Equity Fund.

SECOND:  The foregoing amendment to the Corporation’s Articles of Incorporation (the “Amendment”) was approved by a majority of the entire Board of Directors of the Corporation on February 6, 2013.

THIRD:  The Amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:  These Articles of Amendment will become effective at 11:59 p.m. on February 20, 2013

IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused these Articles of Amendment to be signed as of the 19th day of February, 2013 in its names and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

Witness: /s/ Elyce D. Dilworth Elyce D. Dilworth Assistant Secretary	Frontegra Funds, Inc. /s/ William D. Forsyth III William D. Forsyth III President